Exhibit 99.1

CONTACT:
Tim Perrott
Investor Relations
561-438-4629
Tim.Perrott@theodpcorp.com

The ODP Corporation Announces Fourth Quarter and Full Year 2023 Results

Low-Cost Business Model and Disciplined Capital Allocation Drive Solid Operating Performance and Strong Adjusted EPS Growth in 2023

Repurchased 6 Million Shares for $298 Million in Full Year 2023

Announces “Project Core”: Enterprise-Wide Program Focused on Streamlining Operations and Enhancing Focus on Core Business

Approves New $1 Billion Share Repurchase Authorization

Provides 2024 Guidance

Boca Raton, Fla., February 28, 2024 — The ODP Corporation (“ODP,” or the “Company”) (NASDAQ:ODP), a leading provider of products, services, and technology solutions to businesses and consumers, today announced results for the fourth quarter and full year ended December 30, 2023.

Consolidated (in millions, except per share amounts)	4Q23	4Q22	FY23	FY22
Selected GAAP and Non-GAAP measures:
Sales	$1,806	$2,106	$7,831	$8,491
Sales change from prior year period	(14)%		(8)%
Operating income (loss)	$(31)	$55	$201	$243
Adjusted operating income (1)	$43	$58	$290	$296
Net income (loss) from continuing operations	$(37)	$36	$139	$178
Diluted earnings (loss) per share from continuing operations	$(0.99)	$0.76	$3.50	$3.61
Adjusted net income from continuing operations (1)	$35	$40	$223	$216
Adjusted earnings per share from continuing operations (fully diluted) (1)	$0.92	$0.85	$5.60	$4.40
Adjusted EBITDA (1)	$73	$89	$417	$437
Operating Cash Flow from continuing operations	$70	$158	$331	$237
Free Cash Flow (2)	$41	$127	$224	$138
Adjusted Free Cash Flow (3)	$43	$147	$235	$201

Fourth Quarter 2023 Summary(1)(2)(3)

•
Total reported sales of $1.8 billion, down 14% versus the prior year on a reported basis, or down 9% when eliminating the $128 million favorable impact related to the 53rd week included in the fourth quarter of 2022. The decrease in reported sales is largely related to lower sales in its Office Depot consumer division, primarily due to 64 fewer retail locations in service compared to the previous year, as well as reduced retail and online consumer traffic and transactions
•
GAAP operating loss includes non-cash asset impairment charges of $68 million related to goodwill at Varis, which led to a GAAP operating loss of $31 million and net loss from continuing operations of $37 million, or $(0.99) per diluted share. This result compares to GAAP operating income of $55 million and net income from continuing operations of $36 million, or $0.76 per diluted share, in the prior year. GAAP operating income results in the prior year period included the favorable impact related to the 53rd week of $20 million

•
Adjusted operating income of $43 million, compared to $58 million in the fourth quarter of 2022; adjusted EBITDA of $73 million, compared to $89 million in the fourth quarter of 2022
•
Adjusted net income from continuing operations of $35 million, or adjusted diluted earnings per share from continuing operations of $0.92, versus $40 million or $0.85, respectively, in the prior year period
•
Operating cash flow from continuing operations of $70 million and adjusted free cash flow of $43 million, versus $158 million and $147 million, respectively, in the prior year period
•
Repurchased 672 thousand shares at a cost of $32 million in the fourth quarter of 2023
•
$1.1 billion of total available liquidity including $392 million in cash and cash equivalents at quarter end

Full Year 2023 Summary

•
Total reported sales of $7.8 billion, versus $8.5 billion in the prior year. Consolidated sales results in the prior year included the favorable impact related to the 53rd week in 2022 of $128 million
•
GAAP operating income of $201 million and net income from continuing operations of $139 million, or $3.50 per diluted share, versus $243 million and net income from continuing operations of $178 million, or $3.61 per diluted share, respectively, in the prior year. Operating income results in the prior year include the favorable impact related to the 53rd week in 2022 of $20 million
•
Adjusted operating income of $290 million, compared to $296 million in 2022; adjusted EBITDA of $417 million, compared to $437 million in 2022
•
Adjusted net income from continuing operations of $223 million, or adjusted diluted earnings per share from continuing operations of $5.60, versus $216 million or $4.40, respectively, in the prior year
•
Operating cash flow from continuing operations of $331 million and adjusted free cash flow of $235 million, versus $237 million and $201 million, respectively in the prior year
•
Repurchased 6 million shares for $298 million in 2023

“In the first year of operating under our new structure, we delivered strong adjusted EBITDA and adjusted earnings per share results throughout an ongoing challenging macroeconomic environment, underscoring our commitment to our low-cost business model and capital allocation strategy,” said Gerry Smith, chief executive officer of The ODP Corporation. “We expanded margins at ODP Business Solutions, drove strong external EBITDA growth at Veyer, expanded our product and service offerings at Office Depot, and began our strategic review of Varis in late Q4. In addition, our operational excellence helped drive free cash flow above our forecasted guidance, supporting our return to shareholders of nearly $300 million through our share repurchase program during 2023.”

“As we continue to evolve and consistent with our low-cost model approach, we are announcing today “Project Core” -- a comprehensive initiative aimed at streamlining operations, sharpening our focus on our core business, and increasing shareholder returns through an expanded new $1 billion share repurchase program,” Smith continued. “We expect this broad-based plan to generate annualized savings in the range of $50 million to $60 million when fully implemented, achieved through cost efficiency measures across the entire enterprise including all routes to market, including Varis, as well as corporate support functions, leading to further optimization of our organization and supporting future profitable growth. During this effort, we are working to complete a strategic review of Varis and we expect to provide a full update of that review by our first quarter earnings call in early May 2024,” Smith added.

“We’re excited about the future and confident in our position of strength, as we focus on continuing to drive our low-cost business model, leveraging our multiple routes to market, and remaining disciplined with our capital allocation plan,” Smith concluded.

Consolidated Results

Reported (GAAP) Results

Total reported sales for the fourth quarter of 2023 were $1.8 billion, a decrease of 14% compared with the same period last year, or down 9% when eliminating the $128 million favorable impact related to the 53rd week included in the fourth quarter of 2022. This result was driven primarily by lower sales in its consumer division, Office Depot, primarily due to 64 fewer stores in service compared to last year related to planned store closures, as well as lower retail and online consumer traffic and transactions. Sales at ODP Business Solutions Division were down slightly compared to last year when eliminating the favorable impact to sales from the 53rd week included in the fourth quarter of last year, largely driven by weaker economic activity and lower sales of personal protective equipment (PPE) and technology products. Meanwhile, Veyer provided strong logistics support for the ODP Business Solutions and Office Depot Divisions and continued to capture additional sales for its supply chain and procurement solutions among other third-party customers.

The Company reported a GAAP operating loss of $31 million in the fourth quarter of 2023, down compared to GAAP operating income of $55 million in the prior year period. Operating results in the fourth quarter of 2023 included $74 million of charges, primarily related to a $68 million non-cash impairment of goodwill in its Varis business unit. Net loss from continuing operations was $37 million, or $(0.99) per diluted share in the fourth quarter of 2023, down compared to net income from continuing operations of $36 million, or $0.76 per diluted share in the fourth quarter of 2022.

Adjusted (non-GAAP) Results(1)

Adjusted results for the fourth quarter of 2023 exclude charges and credits totaling $74 million as described above and the associated tax impacts.

•
Fourth quarter of 2023 adjusted EBITDA was $73 million compared to $89 million in the prior year period. This included depreciation and amortization of $28 million and $31 million in the fourth quarters of 2023 and 2022, respectively
•
Fourth quarter of 2023 adjusted operating income was $43 million, down compared to $58 million in the fourth quarter of 2022
•
Fourth quarter of 2023 adjusted net income from continuing operations was $35 million, or $0.92 per diluted share, compared to $40 million, or $0.85 per diluted share, in the fourth quarter of 2022, an increase of 8% on a per share basis

Division Results

ODP Business Solutions Division

Leading B2B distribution solutions provider serving small, medium and enterprise level companies with an annual trailing-twelve-month revenue of nearly $4 billion.

•
Reported sales were $0.9 billion in the fourth quarter of 2023, down 10% compared to the same period last year, or down 4% when eliminating the $58 million favorable impact to sales related to the 53rd week included in the fourth quarter of 2022. The decrease in sales was related primarily to weaker macroeconomic conditions and lower sales of PPE and technology products
•
Total adjacency category sales, including cleaning and breakroom, furniture, technology, and copy and print, were 44% of total ODP Business Solutions’ sales
•
Continued strong pipeline and net new business customer additions
•
Operating income was $34 million in the fourth quarter of 2023, down 8% compared to the same period last year on a reported basis. When eliminating the $5 million favorable impact to operating income related to the 53rd week included in the fourth quarter of 2022, operating income was up approximately 6% over last year. As a percentage of sales, operating income margin was 4%, flat compared to last year

Office Depot Division

Leading provider of retail consumer and small business products and services distributed via Office Depot and OfficeMax retail locations and an award-winning eCommerce presence.

•
Reported sales were $0.9 billion in the fourth quarter of 2023, down 18% compared to the prior year on a reported basis, or down 13% when eliminating the favorable impact of $70 million in sales related to the 53rd week included in same period last year. Lower sales were partially driven by 64 fewer retail outlets in service associated with planned store closures, as well as lower demand relative to last year in certain product categories and lower online sales. The Company closed 22 retail stores in the quarter and had 916 stores at quarter end. Sales were down approximately 5% on a comparable store basis when eliminating the favorable impact of the 53rd week included in the prior year period
•
Stronger sales of copy and print services were more than offset by lower sales in supplies, technology, and other categories
•
Store and online traffic were lower year over year due to a greater percentage of customers having returned to the office post pandemic, as well as weaker macroeconomic activity
•
Operating income was $43 million in the fourth quarter of 2023, compared to operating income of $57 million during the same period last year, driven primarily by the flow through impact from lower sales.

Operating income results in the prior year period included a $15 million favorable impact related to the 53rd week in in 2022. As a percentage of sales, operating income was 5%, flat compared to the same period last year

Veyer Division

Nationwide supply chain, distribution, procurement and global sourcing operation supporting Office Depot and ODP Business Solutions, as well as third-party customers. Veyer’s assets and capabilities include 8 million square feet of infrastructure through a network of distribution centers, cross-docks, and other facilities throughout the United States; a global sourcing presence in Asia; a large private fleet of vehicles; and next-day delivery to 98.5% of US population.

•
In the fourth quarter of 2023, Veyer provided strong support for its internal customers, ODP Business Solutions and Office Depot, as well as its third-party customers, generating sales of $1.2 billion
•
Operating income was $3 million in the fourth quarter of 2023, compared to $4 million in the prior year period driven by the flow through impact of lower sales to internal customers partially offset by higher sales of services to external third-party customers
•
For the full year 2023, sales and EBITDA generated from third party customers increased 25% and 120% respectively, resulting in sales of $35 million and EBITDA of $11 million

Varis Division

Tech-enabled B2B indirect procurement marketplace launched in the fourth quarter of 2022, which provides buyers and suppliers a seamless way to transact through the platform’s consumer-like buying experience and advanced spend management tools.

•
Continued work with new customers, incorporating feedback and adding new features and capabilities to the platform
•
Generated revenues in the fourth quarter of 2023 of $2 million, flat compared to the fourth quarter of 2022
•
Operating loss was $15 million in the fourth quarter of 2023, an improvement over the prior year

Share Repurchases in 2023

Throughout the year, the Company continued to execute under its previously announced $1 billion share repurchase authorization valid through year-end 2025. During the fourth quarter of 2023, the Company repurchased 672 thousand shares at a cost of $32 million, resulting in a total of 6 million shares for $298 million for the full year 2023. Since the inception of the authorization beginning in November 2022, the Company has repurchased 10 million shares for approximately $451 million.

“We’re encouraged by the opportunities within our business to generate value and enhance shareholder returns,” stated Anthony Scaglione, executive vice president and chief financial officer of The ODP Corporation. “Since the beginning of our previous authorization, we have repurchased 10 million shares, retiring over 20% of our outstanding shares since November 2022. Moving forward, we are thrilled to expand this initiative through Project Core, establishing a new $1 billion share buyback authorization valid over the next three years, creating additional value for shareholders while enhancing our core focus and driving our low-cost business model.”

Balance Sheet and Cash Flow

As of December 30, 2023, ODP had total available liquidity of approximately $1.1 billion, consisting of $392 million in cash and cash equivalents and $696 million of available credit under the Third Amended Credit Agreement. Total debt was $174 million. Subsequent to the end of the quarter, in January 2024, the Company retired $53 million of outstanding FILO Term Loan Facility loans, funded through available liquidity.

For the fourth quarter of 2023, cash generated by operating activities of continuing operations was $70 million, which included $2 million in restructuring and other spend, compared to cash provided by operating activities of continuing operations of $158 million in the fourth quarter of the prior year, which included $20 million in restructuring and other spend. The year-over-year change in operating cash flow is largely related to the timing of certain working capital items.

Capital expenditures in the fourth quarter of 2023 were $29 million versus $31 million in the prior year period, reflecting continued growth investments in the Company’s digital transformation, distribution network, and eCommerce capabilities. Adjusted Free Cash Flow(3) was $43 million in the fourth quarter of 2023, compared to $147 million in the prior year period.

“Our team’s strong commitment and dedication in managing inventory and working capital has resulted in strong cash flow generation,” said Scaglione. “As we move into the new year, we will maintain our disciplined approach, focusing on managing costs, maximizing cash flow, and executing our capital allocation plan,” he added.

Project Core and New $1 Billion Share Repurchase Authorization

Upon a year-end review across all of its business units and consistent with its low-cost business model approach, the Company announced “Project Core”, a plan designed to create further efficiencies in its business, focused on driving enhanced operating results and increasing shareholder returns through an expanded share repurchase program. This broad-based plan includes cost improvement actions across the entire enterprise, including all routes to market, Varis, procurement, IT and shared services, encompassing the entirety of ODP’s enterprise, optimizing its organizational structure to support future growth of the business. During this effort, the Company continues to review strategic options for it’s Varis business unit and expects to conclude this review and provide a full update by its first quarter earnings announcement call in early May 2024.

In connection with Project Core, the Company expects to realize annualized savings in the range of $50 million to $60 million when fully implemented. Restructuring and related charges associated with these actions are estimated to be in the range of $20 million to $30 million and are expected to be substantially incurred throughout 2024. The Company expects to begin reducing costs exiting the first quarter of 2024, with most of these actions expected to be completed over the following 12 months.

“Project Core aligns with our low-cost model mindset and builds upon our continued focus of driving strong operating results while enhancing value for shareholders through our new share repurchase authorization,” said Smith. “We’re taking what we’ve learned during our first year of operating under our new structure, and through Project Core, we’re driving further operational efficiencies in our business, enabling us to more effectively serve customers and pursue new avenues of long-term growth.”

As a component of Project Core, the Company announced that its Board of Directors has approved a new $1 billion, 3-year, share repurchase authorization, replacing its prior authorization that was valid through 2025, which had approximately $530 million available at the end of February 2024, after the Company repurchased approximately $470 million since November 2022.

“Our new $1 billion share repurchase authorization highlights our management team and Board of Director’s continued focus on enhancing value for shareholders. Our disciplined capital plan, combined with our continued focus on driving operational excellence enhanced through Project Core, create a compelling value proposition for all of our stakeholders,” said Smith.

The number of shares to be repurchased under the authorization in the future and the timing of such transactions will depend on a variety of factors, including market conditions, regulatory requirements, and other corporate considerations. The new authorization could be suspended or discontinued at any time as determined by the Board of Directors.

2024 Guidance

“We’re enthusiastic about the numerous opportunities in our business to drive long term value and we remain focused on prudently deploying capital to the benefit of shareholders,” said Smith. “As we move forward into 2024, we remain cautiously optimistic regarding the macroeconomic environment, and we will remain focused on executing upon our three horizons strategy and continuing our commitment to our low-cost model approach through Project Core.”

“While macroeconomic conditions posed challenges throughout the year and we expect these conditions to persist in the near term, our team’s continued focus on driving our low-cost model, enhanced by Project Core, have positioned us to issue the following guidance for 2024,” Scaglione added.

The Company’s full year guidance for 2024 is as follows:

FY 2024 Guidance(1)
Sales	Decline of 2% - 5%
Adjusted EBITDA	$410 million - $430 million
Adjusted Operating Income(1)	$280 million - $300 million
Adjusted Earnings per Share(1)	$5.60 - $5.80 per share
Adjusted Free Cash Flow (3)(*)	Greater than $200 million

*Adjusted Free Cash Flow is defined as cash flows from operating activities less capital expenditures excluding cash charges associated with the Company’s Project Core Restructuring and related expenses

The Company’s full year guidance for 2024 includes non-GAAP measures, such as Adjusted EBITDA, Adjusted Operating Income, Adjusted Earnings per Share and Adjusted Free Cash Flow. These measures exclude charges or credits not indicative of core operations, which may include but not be limited to restructuring charges, capital expenditures, acquisition-related costs, executive transition costs, asset impairments and other significant items that currently cannot be predicted without unreasonable efforts. The exact amount of these charges or credits are not currently determinable but may be significant. Accordingly, the Company is unable to provide equivalent GAAP measures or reconciliations from GAAP to non-GAAP for these financial measures.

“Our revenue guidance assumes continued store footprint consolidation and improving trends in our eCommerce channel at Office Depot, organic and inorganic growth at ODP Business Solutions, continued expansion at Veyer and progress at Varis. Our adjusted EPS outlook assumes higher interest expense associated with projected intra-quarter ABL borrowings, and the impact from a higher level of share buyback activity associated with Project Core. While our guidance assumes incremental improvement in the overall macroeconomic environment throughout 2024, we remain cautious on the state of the overall US economy, primarily workforce employment and the consumer, as well as international trade policies and agreements that could further impact the level of consumer and business activity,” Scaglione added.

The ODP Corporation will webcast a call with financial analysts and investors on February 28, 2024, at 9:00 am Eastern Time, which will be accessible to the media and the general public. To listen to the conference call via webcast, please visit The ODP Corporation’s Investor Relations website at investor.theodpcorp.com. A replay of the webcast will be available approximately two hours following the event.

(1)
As presented throughout this release, adjusted results represent non-GAAP financial measures and exclude charges or credits not indicative of core operations and the tax effect of these items, which may include but not be limited to merger integration, restructuring, acquisition costs, and asset impairments. Reconciliations from GAAP to non-GAAP financial measures can be found in this release as well as on the Company’s Investor Relations website at investor.theodpcorp.com.
(2)
As used in this release, Free Cash Flow is defined as cash flows from operating activities less capital expenditures. Free Cash Flow is a non-GAAP financial measure and reconciliations from GAAP financial measures can be found in this release as well as on the Company’s Investor Relations website at investor.theodpcorp.com.
(3)
As used in this release, Adjusted Free Cash Flow is defined as Free Cash Flow excluding cash charges associated with the Company’s Project Core Restructuring, and related expenses Adjusted Free Cash Flow is a non-GAAP financial measure and reconciliations from GAAP financial measures can be found in this release as well as on the Company’s Investor Relations website at investor.theodpcorp.com.

About The ODP Corporation

The ODP Corporation (NASDAQ:ODP) is a leading provider of products, services, and technology solutions through an integrated business-to-business (B2B) distribution platform and omni-channel presence, which includes supply chain and distribution operations, dedicated sales professionals, a B2B digital procurement solution, online presence, and a network of Office Depot and OfficeMax retail stores. Through its operating companies ODP Business Solutions, LLC; Office Depot, LLC; Veyer, LLC; and Varis, Inc, The ODP Corporation empowers every business, professional, and consumer to achieve more every day. For more information, visit theodpcorp.com.

ODP and ODP Business Solutions are trademarks of ODP Business Solutions, LLC. Office Depot is a trademark of The Office Club, LLC. OfficeMax is a trademark of OMX, Inc. Veyer is a trademark of Veyer, LLC. Varis is a trademark of Varis, Inc. Grand&Toy is a trademark of Grand & Toy, LLC in Canada. ©2023 Office Depot, LLC. All rights reserved. Any other product or company names mentioned herein are the trademarks of their respective owners.

FORWARD LOOKING STATEMENTS

This communication may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements or disclosures may discuss goals, intentions and expectations as to future trends, plans, events, results of operations, cash flow or financial condition, the potential impacts on our business due to the unknown severity and duration of the COVID-19 pandemic, or state other information relating to, among other things, the Company, based on current beliefs and assumptions made by, and information currently available to, management. Forward-looking statements generally will be accompanied by words such as “anticipate,” “believe,” “plan,” “could,” “estimate,” “expect,” “forecast,” “guidance,” “expectations”, “outlook,” “intend,” “may,” “possible,” “potential,” “predict,” “project,” “propose” or other similar words, phrases or expressions, or other variations of such words. These forward-looking statements are subject to various risks and uncertainties, many of which are outside of the Company’s control. There can be no assurances that the Company will realize these expectations or that these beliefs will prove correct, and therefore investors and stakeholders should not place undue reliance on such statements.

Factors that could cause actual results to differ materially from those in the forward-looking statements include, among other things, highly competitive office products market and failure to differentiate the Company from other office supply resellers or respond to decline in general office supplies sales or to shifting consumer demands; competitive pressures on the Company’s sales and pricing; the risk that the Company is unable to transform the business into a service-driven, B2B platform that such a strategy will not result in the benefits anticipated; the risk that the Company will not be able to achieve the expected benefits of its strategic plans, including the strategic review of Varis and benefits related to Project Core; the risk that the Company may not be able to realize the anticipated benefits of acquisitions due to unforeseen liabilities, future capital expenditures, expenses, indebtedness and the unanticipated loss of key customers or the inability to achieve expected revenues, synergies, cost savings or financial performance; the risk that the Company is unable to successfully maintain a relevant omni-channel experience for its customers; the risk that the Company is unable to execute the Maximize B2B Restructuring Plan successfully or that such plan will not result in the benefits anticipated; failure to effectively manage the Company’s real estate portfolio; loss of business with government entities, purchasing consortiums, and sole- or limited- source distribution arrangements; failure to attract and retain qualified personnel, including employees in stores, service centers, distribution centers, field and corporate offices and executive management, and the inability to keep supply of skills and resources in balance with customer demand; failure to execute effective advertising efforts and maintain the Company’s reputation and brand at a high level; disruptions in computer systems, including delivery of technology services; breach of information technology systems affecting reputation, business partner and customer relationships and operations and resulting in high costs and lost revenue; unanticipated downturns in business relationships with customers or terms with the suppliers, third-party vendors and business partners; disruption of global sourcing activities, evolving foreign trade policy (including tariffs imposed on certain foreign made goods); exclusive Office Depot branded products are subject to additional product, supply chain and legal risks; product safety and quality concerns of manufacturers’ branded products and services and Office Depot private branded products; covenants in the credit facility; general disruption in the credit markets; incurrence of significant impairment charges; retained responsibility for liabilities of acquired companies; fluctuation in quarterly operating results due to seasonality of the Company’s business; changes in tax laws in jurisdictions where the Company operates; increases in wage and benefit costs and changes in labor regulations; changes in the regulatory environment, legal compliance risks and violations of the U.S. Foreign Corrupt Practices Act and other worldwide anti-bribery laws; volatility in the Company’s common stock price; changes in or the elimination of the payment of cash dividends on Company common stock; macroeconomic conditions such as higher interest rates and future declines in business or consumer spending; increases in fuel and other commodity prices and the cost of material, energy and other production costs, or unexpected costs that cannot be recouped in product pricing; unexpected claims, charges, litigation, dispute resolutions or settlement expenses; catastrophic events, including the impact of weather events on the Company’s business; the discouragement of lawsuits by shareholders against the Company and its directors and officers as a result of the exclusive forum selection of the Court of Chancery, the federal district court for the District of Delaware or other Delaware state courts by the Company as the sole and exclusive forum for such lawsuits; and the impact of the COVID-19 pandemic on the Company’s business. The foregoing list of factors is not exhaustive. Investors and shareholders should carefully consider the foregoing factors and the other risks and uncertainties described in the Company’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K filed with the U.S. Securities and Exchange Commission. The Company does not assume any obligation to update or revise any forward-looking statements.

THE ODP CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per share amounts)

	13 Weeks Ended	14 Weeks Ended	52 Weeks Ended	53 Weeks Ended
	December 30,	December 31,	December 30,	December 31,
	2023	2022	2023	2022
Sales	$1,806	$2,106	$7,831	$8,491
Cost of goods sold and occupancy costs	1,410	1,660	6,065	6,643
Gross profit	396	446	1,766	1,848
Selling, general and administrative expenses	353	388	1,476	1,552
Asset impairments	72	6	85	14
Merger, restructuring and other operating expenses, net	2	(3)	4	39
Operating income (loss)	(31)	55	201	243
Other income (expense):
Interest income	3	2	10	5
Interest expense	(5)	(5)	(20)	(16)
Other income, net	2	—	9	10
Income (loss) from continuing operations before income taxes	(31)	52	200	242
Income tax expense	6	16	61	64
Net income (loss) from continuing operations	(37)	36	139	178
Discontinued operations, net of tax	—	(19)	—	(12)
Net income (loss)	$(37)	$17	$139	$166
Basic earnings (loss) per share
Continuing operations	$(0.99)	$0.79	$3.61	$3.73
Discontinued operations	—	(0.41)	—	(0.25)
Net basic earnings (loss) per share	$(0.99)	$0.38	$3.61	$3.48
Diluted earnings (loss) per share
Continuing operations	$(0.99)	$0.76	$3.50	$3.61
Discontinued operations	—	(0.40)	—	(0.24)
Net diluted earnings (loss) per share	$(0.99)	$0.36	$3.50	$3.37

THE ODP CORPORATION

CONSOLIDATED BALANCE SHEETS

(In millions, except shares and par value)

	December 30,	December 31,
	2023	2022
ASSETS
Current assets:
Cash and cash equivalents	$392	$403
Receivables, net	487	536
Inventories	765	828
Prepaid expenses and other current assets	28	36
Current assets held for sale	6	107
Total current assets	1,678	1,910
Property and equipment, net	359	352
Operating lease right-of-use assets	983	874
Goodwill	403	464
Other intangible assets, net	45	46
Deferred income taxes	140	182
Other assets	278	321
Total assets	$3,886	$4,149
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable	$755	$821
Accrued expenses and other current liabilities	923	1,005
Income taxes payable	6	17
Short-term borrowings and current maturities of long-term debt	9	16
Total current liabilities	1,693	1,859
Deferred income taxes and other long-term liabilities	123	122
Pension and postretirement obligations, net	15	16
Long-term debt, net of current maturities	165	172
Operating lease liabilities, net of current portion	789	693
Total liabilities	2,785	2,862
Contingencies
Stockholders’ equity:
Common stock — authorized 80,000,000 shares of $0.01 par value; issued shares — 66,700,292 at December 30, 2023 and 65,636,015 at December 31, 2022; outstanding shares — 36,959,377 at December 30, 2023 and 42,213,046 at December 31, 2022	1	1
Additional paid-in capital	2,752	2,742
Accumulated other comprehensive loss	(114)	(77)
Accumulated deficit	(312)	(451)
Treasury stock, at cost — 29,740,915 shares at December 30, 2023 and 23,422,969 shares at December 31, 2022	(1,226)	(928)
Total stockholders’ equity	1,101	1,287
Total liabilities and stockholders’ equity	$3,886	$4,149

THE ODP CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

	52 Weeks Ended	53 Weeks Ended
	December 30,	December 31,
	2023	2022
Cash flows from operating activities:
Net income	$139	$166
Loss from discontinued operations, net of tax	—	(12)
Net income (loss) from continuing operations	139	178
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	115	131
Amortization of debt discount and issuance costs	2	2
Charges for losses on receivables and inventories	28	19
Asset impairments	85	14
Gain on disposition of assets, net	(4)	(4)
Compensation expense for share-based payments	36	40
Deferred income taxes and deferred tax asset valuation allowances	40	40
Changes in assets and liabilities:
Decrease (Increase) in receivables	41	(42)
Decrease in inventories	47	13
Net decrease in prepaid expenses, operating lease right-of-use assets, and other assets	277	282
Net increase in trade accounts payable, accrued expenses, operating lease liabilities, and other current and other long-term liabilities	(474)	(436)
Other operating activities	(1)	—
Total Adjustments	192	59
Net cash provided by operating activities of continuing operations	331	237
Net cash provided by operating activities of discontinued operations	—	—
Net cash provided by operating activities	331	237
Cash flows from investing activities:
Capital expenditures	(105)	(99)
Businesses acquired, net of cash acquired	(16)	—
Proceeds from disposition of assets	109	8
Settlement of company-owned life insurance policies	5	5
Net cash used in investing activities of continuing operations	(7)	(86)
Net cash provided by investing activities of discontinued operations	5	76
Net cash used by investing activities	(2)	(10)
Cash flows from financing activities:
Net payments on long and short-term borrowings	(15)	(21)
Debt retirement	(204)	(43)
Debt issuance	200	—
Share purchases for taxes, net of proceeds from employee share-based transactions	(26)	(20)
Repurchase of common stock for treasury and advance payment for accelerated share repurchase	(295)	(266)
Other financing activities	—	(5)
Net cash used in financing activities of continuing operations	(340)	(355)
Net cash used in financing activities of discontinued operations	—	—
Net cash used in financing activities	(340)	(355)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	2	(5)
Net decrease in cash, cash equivalents and restricted cash	(9)	(133)
Cash, cash equivalents and restricted cash at beginning of period	404	537
Cash, cash equivalents and restricted cash at end of period	$395	$404
Supplemental information on non-cash investing and financing activities
Right-of-use assets obtained in exchange for new operating lease liabilities	$375	$228
Promissory note receivable obtained from disposition of discontinued operations	59	55
Cash taxes paid, net	35	17
Earn-out receivable obtained from disposition of discontinued operations	9	9
Right-of-use assets obtained in exchange for new finance lease liabilities	7	4
Cash interest paid, net of amounts capitalized and non-recourse debt	16	16
Other current receivable obtained from disposition of discontinued operations	—	9
Transfer from additional paid-in capital to treasury stock for final settlement of the accelerated share repurchase agreement	—	29

THE ODP CORPORATION

BUSINESS UNIT PERFORMANCE

(In millions)

(Unaudited)

ODP Business Solutions Division	4Q23	4Q22	FY23	FY22
Sales (external)	$902	$1,001	$3,904	$4,005
Sales (internal)	$3	$4	$13	$19
% change of total sales	(10)%	10%	(3)%	11%
Division operating income	$34	$37	$174	$140
% of total sales	4%	4%	4%	3%

Office Depot Division	4Q23	4Q22	FY23	FY22
Sales (external)	$893	$1,093	$3,884	$4,451
Sales (internal)	$7	$11	$34	$36
% change of total sales	(18)%	(3)%	(13)%	(8)%
Division operating income	$43	$57	$230	$285
% of total sales	5%	5%	6%	6%
Comparable store sales decrease	(6)%	N/A	(6)%	N/A

Veyer Division	4Q23	4Q22	FY23	FY22
Sales (external)	$8	$10	$35	$28
Sales (internal)	$1,207	$1,440	$5,253	$5,855
% change of total sales	(16)%	(2)%	(10)%	(2)%
Division operating income	$3	$4	$34	$28
% of total sales	0%	0%	1%	0%

Varis Division	4Q23	4Q22	FY23	FY22
Sales (external)	$2	$2	$8	$7
Sales (internal)	$0	$0	$0	$0
% change of total sales	0%	0%	14%	40%
Division operating loss	$(15)	$(18)	$(63)	$(66)
% of total sales	(750)%	(900)%	(788)%	(943)%

THE ODP CORPORATION

GAAP to Non-GAAP Reconciliations

(Unaudited)

We report our results in accordance with accounting principles generally accepted in the United States (“GAAP”). We also review certain financial measures excluding impacts of transactions that are not related to our core operations (“non-GAAP”). Management believes that the presentation of these non-GAAP financial measures enhances the ability of its investors to analyze trends in its business and provides a means to compare periods that may be affected by various items that might obscure trends or developments in its business. Management uses both GAAP and non-GAAP measures to assist in making business decisions and assessing overall performance. Non-GAAP measures help to evaluate programs and activities that are intended to attract and satisfy customers, separate from expenses and credits directly associated with Merger, restructuring, and certain similar items. Certain non-GAAP measures are also used for short and long-term incentive programs.

Our measurement of these non-GAAP financial measures may be different from similarly titled financial measures used by others and therefore may not be comparable. These non-GAAP financial measures should not be considered superior to the GAAP measures, but only to clarify some information and assist the reader. We have included reconciliations of this information to the most comparable GAAP measures in the tables included within this material.

Free cash flow is a non-GAAP measure, which we define as cash flows from operating activities less capital expenditures and changes in restricted cash. We believe that free cash flow is an important indicator that provides additional perspective on our ability to generate cash to fund our strategy and expand our distribution network. Adjusted free cash flow is also a non-GAAP measure, which we define as free cash flow excluding cash charges associated with the Company’s Maximize B2B Restructuring, and the previously planned separation of the consumer business and re-alignment.

(In millions, except per share amounts)

Q4 2023	Reported (GAAP)	% of Sales	Less: Charges & Credits	Adjusted (Non-GAAP)		% of Sales
Asset impairments	$72	4.0%	$72	$—		—%
Merger, restructuring and other operating expenses, net	$2	0.1%	$2	$—		—%
Operating income (loss)	$(31)	(1.7)%	$(74)	$43	(4)	2.4%
Income tax expense	$6	0.3%	$(2)	$8	(5)	0.4%
Net income (loss) from continuing operations	$(37)	(2.0)%	$(72)	$35	(6)	1.9%
Earnings (loss) per share from continuing operations (fully diluted)	$(0.99)		$(1.91)	$0.92	(6)
Depreciation and amortization	$28	1.6%	$—	$28		1.6%

Q4 2022	Reported (GAAP)	% of Sales	Less: Charges & Credits	Adjusted (Non-GAAP)		% of Sales
Asset impairments	$6	0.3%	$6	$—		—%
Merger, restructuring and other operating expenses, net	$(3)	(0.1)%	$(3)	$—		—%
Operating income	$55	2.6%	$(3)	$58	(4)	2.8%
Income tax expense	$16	0.8%	$1	$15	(5)	0.7%
Net income from continuing operations	$36	1.7%	$(4)	$40	(6)	1.9%
Earnings per share from continuing operations (fully diluted)	$0.76		$(0.09)	$0.85	(6)
Depreciation and amortization	$31	1.5%	$—	$31		1.5%

THE ODP CORPORATION

GAAP to Non-GAAP Reconciliations

(Unaudited)

2023	Reported (GAAP)	% of Sales	Less: Charges & Credits	Adjusted (Non-GAAP)		% of Sales
Asset impairments	$85	1.1%	$85	$—		—%
Merger, restructuring and other operating expenses, net	$4	0.1%	$4	$—		—%
Operating income	$201	2.6%	$(89)	$290	(4)	3.7%
Income tax expense	$61	0.8%	$(5)	$66	(5)	0.8%
Net income from continuing operations	$139	1.8%	$(84)	$223	(6)	2.8%
Earnings per share from continuing operations (fully diluted)	$3.50		$(2.10)	$5.60	(6)
Depreciation and amortization	$115	1.5%	$—	$115		1.5%

2022	Reported (GAAP)	% of Sales	Less: Charges & Credits	Adjusted (Non-GAAP)		% of Sales
Asset impairments	$14	0.2%	$14	$—		—%
Merger, restructuring and other operating expenses, net	$39	0.5%	$39	$—		—%
Operating income	$243	2.9%	$(53)	$296	(4)	3.5%
Income tax expense	$64	0.8%	$(15)	$79	(5)	0.9%
Net income from continuing operations	$178	2.1%	$(38)	$216	(6)	2.5%
Earnings per share from continuing operations (fully diluted)	$3.61		$(0.79)	$4.40	(6)
Depreciation and amortization	$131	1.5%	$—	$131		1.5%

	13 Weeks Ended	14 Weeks Ended	52 Weeks Ended	53 Weeks Ended
	December 30,	December 31,	December 30,	December 31,
Adjusted EBITDA:	2023	2022	2023	2022
Net income (loss)	$(37)	$17	$139	$166
Discontinued operations, net of tax	—	(19)	—	(12)
Net income (loss) from continuing operations	(37)	36	139	178
Income tax expense	6	16	61	64
Income (loss) from continuing operations before income taxes	(31)	52	200	242
Add (subtract)
Interest income	(3)	(2)	(10)	(5)
Interest expense	5	5	20	16
Depreciation and amortization	28	31	115	131
Charges and credits, pretax (7)	74	3	92	53
Adjusted EBITDA	$73	$89	$417	$437

Amounts may not foot due to rounding. The sum of the quarterly amounts may not equal the reported amounts for the year due to rounding.

(4)
Adjusted operating income for all periods presented herein exclude merger, restructuring and other operating expenses, net, and asset impairments (if any).
(5)
Adjusted income tax expense for all periods presented herein exclude the tax effect of the charges or credits not indicative of core operations as described in the preceding notes.
(6)
Adjusted net income and adjusted earnings per share (fully diluted) for all periods presented exclude merger, restructuring and other operating expenses, net, asset impairments (if any), and exclude the tax effect of the charges or credits not indicative of core operations.
(7)
Charges and credits, pretax for all periods presented include merger, restructuring and other operating expenses, net, asset impairments (if any).

THE ODP CORPORATION

GAAP to Non-GAAP Reconciliations

(Unaudited)

	13 Weeks Ended	14 Weeks Ended	52 Weeks Ended	53 Weeks Ended
	December 30,	December 31,	December 30,	December 31,
Free cash flow	2023	2022	2023	2022
Net cash provided by operating activities of continuing operations	$70	$158	$331	$237
Capital expenditures	(29)	(31)	(105)	(99)
Change in restricted cash impacting working capital	—	—	(2)	—
Free cash flow	41	127	224	138
Adjustments for certain cash charges:
Maximize B2B Restructuring Plan	2	3	9	8
Previously planned separation of consumer business and re-alignment	—	17	2	55
Adjusted free cash flow	$43	$147	$235	$201

Amounts may not foot due to rounding. The sum of the quarterly amounts may not equal the reported amounts for the year due to rounding.

THE ODP CORPORATION

Store Statistics

(Unaudited)

	Q4	Q4	Full Year
	2022	2023	2023
Office Depot Division:
Stores opened	—	—	—
Stores closed	29	22	64
Total retail stores (U.S.)	980	916	—
Total square footage (in millions)	21.6	20.3	—
Average square footage per store (in thousands)	22.1	22.2	—